# AGREEMENT FOR THE SUPPLY OF MESSAGE SERVICES

THIS AGREEMENT is made the 21st day of July 2004

BETWEEN

(1) **Vodafone Limited** whose registered office is at Vodafone House, The Connection Newbury, Berkshire, RG14 2FN, and whose registered number is 1471587 ("Vodafone"); and

(2) **Tele-Publishing UK Limited** (incorporated in England and Wales with company registration number 3105280) whose registered office is at Kings Exchange, Unit 10, Tileyard Road, London, N7 9AH (the "Customer").

## RECITALS

This Agreement governs the provision of value added network services to allow Messages provided by the Customer to be made available to Service Users by means of the Vodafone Network and is to the exclusion of all other written or verbal representations, statements, understandings, negotiations, proposals or agreements made prior to the Commencement Date.

## 1. DEFINITIONS

1.1. In this Agreement the following expressions shall (unless the context otherwise requires) have the following meanings:

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| "Access Date" | means the date on which the Vodafone Network is ready to start receiving Messages from the Customer and to start conveying them to the Vodafone Network as notified by Vodafone to the Customer in writing. |
| "Agreement" | means this Agreement between Vodafone and the Customer comprising these terms and conditions and the Schedules hereto from time to time. |
| "Calculation Date" | means the date advised by Vodafone to the Customer on which the number of Messages conveyed from the Customer to Service Users by way of Vodafone Network shall be determined. After the first Calculation Date each one thereafter shall fall at calendar monthly intervals or as advised by Vodafone from time to time and agreed by the Customer. |
| "Codes of Practice" | means (1) all codes of practice (including any generally recognised voluntary codes of practice regulating the operation of the internet), all |

applicable laws, regulations, any government recommendations and/or any recommendations of any regulatory body and (2) any rules of procedure (including technical or quality control procedures), guidelines, directions, policies and/or other requirements made or adopted by Vodafone from time to time.

| | |
|---|---|
| "Commencement Date" | means the date of signature of this Agreement. |
| "Confidential Information" | means all financial, business and technical or other data and all other information (whether written, oral or in electronic form or on magnetic or other media) concerning the business and affairs of a party that the other party obtains, receives or has access to as a result of the entering into or the performance of this Agreement. |
| "Content" | means the content of the Customer Services and of messages sent by any Service User. |
| "Customer Number(s)" | means the number(s) allocated to the Customer by Vodafone from time to time to which the Service User may send or receive Messages; |
| "Customer Services" | means the services provided by the Customer or a third party that has entered into a contract with the Customer to the Service User. |
| "Data Services" | means the services which Vodafone provides to the Customer from time to time as requested on the Order Form completed by the Customer. |
| "Delivery Address" | the address within the United Kingdom specified by the Customer on the Order Form. |
| "Fixed Charges" | means the charges payable by the Customer as set out in Schedule 1. |
| "Index" | means the general index of retail prices (all items except food) published monthly in the Digest of Statistics by the Central Statistics Office or, if such index shall cease to be published, such other retail prices index as may be published |

in substitution therefor.

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|---|---|
| "Intellectual Property Rights" | means patents, trade marks, service marks, trade names, design rights, copyright, database rights, semi-conductor topography rights, rights in know-how and other intellectual property rights (of whatever nature and wheresoever arising) in each case whether registered or unregistered and including applications for the grant of any such rights. |
| "Order Form" | means the Order Form provided by Vodafone and signed by the Customer from time to time on or after the date of this Agreement. |
| "Licence" | means any licence to run a public telecommunications system granted to Vodafone by the Secretary of State under the Telecommunications Act 1984 or any replacement of or modification to any such licence. |
| "Message" | means a message comprising data, numerals, images, logos, text or any other content provided by the Customer to Vodafone by means of an X.25 or IP Sec Link (or such other link as approved by Vodafone in writing) and delivery of which is either initiated by the Service User or by the Customer or which is sent by the Service User to the Customer Number(s). |
| "Minimum Period" | has the meaning given to it in Clause 2.1. |
| "Public Network" | means any public telecommunications system operated under a licence granted pursuant to S.7 of the Telecommunications Act 1984. |
| "Regulatory Body" | means any regulatory body whose function it may be (amongst other things) to enforce and administer any Codes of Practice. |
| "Regulatory Contribution" | means such amount payable by the Customer to Vodafone as may be notified to the Customer from time to time by Vodafone and represents the Customer's agreed contribution towards the funding of a Regulatory Body. Such |

amount will subsequently be paid to the relevant Regulatory Body by Vodafone.

"Regulatory Fines" means any fines or charges imposed by a Regulatory Body on Vodafone or the Customer (which are due but unpaid by the Customer) in respect of the Customer Services.

"RPI Percentage" means the percentage increase in the Index.

"Service Description" means the service description which the Customer must complete and which is provided by Vodafone.

"Service Revenue" means the revenue which is payable by Vodafone to the Customer on or after the date of this Agreement for Data Services.

"Service User" means a person who uses the Customer Services and is connected to the Vodafone Network.

"SMS" means a service used in a mobile communication systems by which a user can send or receive short, text-only messages of up to 160 characters to or from a mobile phone;

"Vodafone Group" means Vodafone Group Plc and any company or corporation in respect of which Vodafone Group Plc owns (directly or indirectly) more than 15% of the issued share capital.

"Vodafone Network" means the GSM cellular radio public telecommunications system run by Vodafone Limited under a licence granted by the Secretary of State pursuant to Section 7 of the Telecommunications Act 1984.

1.2. Reference to any statute, licence or other regulation includes a reference to that statute, licence or regulation as re-enacted or amended from time to time.

1.3. Where the context so admits words denoting the masculine gender shall include the feminine or the neuter and vice versa and words denoting the singular the plural and vice versa.

1.4. The Clause headings are for the purpose of reference only and do not form part of this Agreement, nor do they affect the validity or enforceability of this Agreement.

## 2. DURATION

2.1. This Agreement shall commence on the Commencement Date and (subject to earlier termination in the manner hereinafter provided) shall continue in force for the minimum period set out in the Order Form and if no Minimum Period is specified, a minimum period expiring on the date being twelve months following the Access Date (the "Minimum Period"). Thereafter, this Agreement shall (subject as aforesaid) continue in force until terminated by either party giving to the other the written notice set out in the Order Form, or if no such notice period is specified in the Order Form, not less than six months' written notice to terminate this Agreement such notice to be given to expire at any time after the end of the Minimum Period.

2.2. If this Agreement is terminated for any reason during the Minimum Period the Customer shall pay a sum (by way of agreed compensation for Vodafone's loss of revenue by reason of such early termination and not as a penalty) equal to the total set up and facility charges payable pursuant to Schedule 1 which would have been payable for the balance of the Minimum Period ("Total Charges") PROVIDED ALWAYS that this Clause 2.2 shall not apply where:-

2.2.1. the Customer gives 30 days written notice of termination because of an increase in the Total Charges and:-

2.2.1.1. the notice is given within two weeks of the date on which the increase takes effect in accordance with Clause 6.4; and

2.2.1.2. the RPI Percentage for the period from the Access Date to the date referred to in Clause 2.2.1.1 above is less than the percentage increase in the Total Charges; or

2.2.2. the Customer terminates this Agreement pursuant to the due and proper exercise of its rights set out herein.

## 3. CUSTOMER'S OBLIGATIONS

3.1. The Customer is responsible for obtaining and maintaining its own compatible system being all such equipment, software and communications lines (including any public lines) as notified to the Customer by Vodafone to access and/or make use of Data Services (the "Customer's Equipment") in accordance with all Codes of Practice. Vodafone is not responsible for nor has any liability in respect of the Customer's Equipment

3.2. The Customer shall ensure that before any Customer Service is made available by the Customer, all such rights, authorisations, licences, consents and permissions have been obtained or granted and all such requirements of law or of any Regulatory Body or the Office of Telecommunications or any other competent authority or public body have been complied with as may be necessary and sufficient to enable access to the Vodafone Network and for all Customer Services to be made available to Service Users. Vodafone shall have no obligation whether under this Agreement or otherwise to make available to the Customer any equipment, facilities or services until such time as the Customer has complied with all of its obligations under Clause 3.1 and Clause 3.2 to the satisfaction of Vodafone. The Customer shall at all times

throughout the duration of this Agreement maintain in full force and effect all such rights, authorisations, licences, consents and permissions and comply with all such requirements.

3.3. The Customer shall ensure that the Order Form and the Service Description are completed correctly and shall ensure that Vodafone is immediately notified of any changes. Without prejudice to the generality of the provisions hereinafter contained at all times throughout the duration of this Agreement, the Customer shall procure that the Customer Services fall within the description set out in the Service Description. No new Customer Services or variation of the types of service to be provided on the Customer Numbers from those detailed in the Service Description will be permitted unless expressly agreed in writing by Vodafone. In this respect Vodafone shall be entitled to determine whether the Customer Services comply with the description of the types of service detailed in the Service Description and such determination shall be binding on the Customer.

3.4. The Customer shall ensure that in the event that Customer Services are offered or made available to Service Users who pay in advance for their telecommunications services ("Prepay Customers") the Customer Services comply with the following requirements in relation to those Prepay Customers:

3.4.1. the only item supplied by way of the Customer Services are services;

3.4.2. the Customer Services are supplied through Vodafone's Network;

3.4.3. the Customer Services are supplied while the Service User is consuming the airtime; and

3.4.4. the contract between the Customer and the Service User specifies that there is no payment obligation between them and that the payment obligation is to Vodafone.

3.5. The Customer shall:

3.5.1. implement and maintain appropriate security procedures to prevent damage to the Vodafone Network and/or the Data Services, including any security procedures notified by Vodafone to the Customer from time to time; and

3.5.2. implement and comply with any policies of Vodafone from time to time which address fraudulent or unlawful use of Data Services, the Customer Services, the Vodafone Network and/or any Mobile Device.

3.6. The Customer shall at all times throughout the duration of this Agreement:

3.6.1. comply in all respects, and provide Customer Services which comply with all Codes of Practice and the Customer hereby irrevocably submits to the jurisdiction of all Regulatory Bodies;

3.6.2. ensure that all Customer Services shall not be obscene, defamatory, racist or otherwise unlawful in nature or be so violent, sexual or abusive in nature as to be reasonably likely to cause serious offence to any material group of people;

3.6.3. ensure that all Customer Services are of a quality and kind likely to promote Vodafone's value added network services and of such a nature that they are not likely to bring such services or Vodafone into disrepute and which contain nothing which is likely in the light of generally prevailing standards of decency and propriety to cause offence. In this respect suitability may be determined by Vodafone and such determination shall be binding on the Customer;

3.6.4. use its best endeavours to ensure that the Customer Service or any part thereof shall not cause damage to any software, data or hardware of Vodafone or of any third party by virtue of their containing or distributing any virus or software capable of or designed to cause damage and use up to date virus scanning programs on all of the Customer Equipment and the Customer Services;

3.6.5. ensure that no Customer Services are being operated or used fraudulently

3.6.6. ensure that no unsolicited messages are sent to Service Users at any time;

3.6.7. ensure that all publicity and/or promotional material issued by it or on its behalf in respect of or in connection with the Customer's Services complies in all respects with all Codes of Practice and include information which will enable a Service User to ascertain before receiving any Message the charge which is payable therefor. In any publicity or other promotional activity the Customer shall not state or imply any approval by Vodafone (or any associated company of Vodafone) of any Customer Service nor refer to Vodafone in any way without the express written approval of a duly authorised officer of Vodafone;

3.6.8. not at any time provide any Customer Service which infringes or may infringe any third-party intellectual property rights.

3.7. The Customer shall from time to time throughout the duration of this Agreement submit to Vodafone for prior approval all proposals for publicity for the Customer Services and associated services and supply such information as Vodafone may require in respect of the Customer's marketing activities in relation to Customer Services from time to time.

3.8. The Customer shall ensure that it use only apparatus provided by Vodafone or otherwise approved for connection to the Vodafone Network under relevant legislation.

3.9. The Customer shall not convey Messages to any Service User or encourage the conveyance of Messages to any Customer Number(s), the number and/or frequency of which is in the opinion of Vodafone, excessive.

3.10. The Customer shall on request at any time, and from time to time, produce evidence satisfactory to Vodafone that each Service User has requested the supply of, and agreed to the payment and other conditions in relation to, the Customer Services which the Customer may send to the Service User from time to time. The Customer shall not convey any Message to any Service User unless such Service User has requested the same and has agreed as

provided in this Clause 3.10 by (a) written contract, (b) requesting such Message by a telephone call or data message sent by the Service User, the address of which terminal equipment is provided automatically by the Vodafone Network or (c) such other method as agreed, in advance, by Vodafone.

3.11. The Customer shall procure that adequately trained personnel shall provide efficient, courteous and correct customer support for the Customer Services and for the avoidance of doubt, Vodafone shall not be required to provide any customer support to Service Users for the Customer Services but shall have the option to do so at any time. If Vodafone receives any complaints from Service Users, the Customer shall co-operate to resolve such complaints.

3.12. The Customer shall from time to time throughout the duration of this Agreement provide Vodafone on request with:

3.12.1. such assistance and/or information as Vodafone may from time to time reasonably require in order to comply with all or any requirements and conditions at any time and from time to time imposed by law in the UK or by any licence under the Telecommunications Act 1984 or by any Regulatory Body, or by the Office of Telecommunications or any other competent authority or public body which are or may be applicable to or affect any Message and/or the Vodafone Network;

3.12.2. information relating to the Customer Services provided by the Customer, including customer complaints or questions;

3.12.3. information relating to Customer Services provided or planned by the Customer as Vodafone may reasonably request in order to promote Vodafone's services; and

3.12.4. such information as Vodafone may from time to time require in order to verify to its satisfaction the Customer's compliance with its obligations in this Agreement.

Notwithstanding anything to the contrary in this Agreement, Vodafone shall be entitled to pass any such information (or any part thereof) to any Regulatory Body or to the Office of Telecommunications or any other competent authority or public body who may require the same.

3.13. The Customer shall, subject as provided in Clause 16.3 hereof, indemnify and keep fully and effectually indemnified Vodafone and all members, officers, servants and agents of Vodafone against all liabilities (including damages, expenses and costs), actions, proceedings, claims and demands and all alleged claims and demands whatsoever arising directly or indirectly out of or in consequence of the provision of any Customer Service and/or the associated services of the Customer, the conveyance of any Message and/or such associated services over any Public Network (other than in respect of any errors in or omission from any Message caused by a fault in the Vodafone Network). Vodafone shall as soon as reasonably possible give notice to the Customer of any such action proceeding, claim or demand.

3.14. The Customer will promptly cease to convey, at Vodafone's request, any Message which Vodafone considers may have been provided in breach of this Agreement.

3.15. Without prejudice to Vodafone's rights under this Agreement the parties hereby expressly agree that any breach of any of the provisions of this Clause 3 shall entitle Vodafone to bar access to the Customer Number(s) and/or to cease to convey any Customer Service or part thereof in whole or in part at any time and without notice and Vodafone reserves the right to regard any breach of any of the provisions of this Clause 3 as a material breach of this Agreement for the purposes of Clause 14.1.2 hereof.

4. VODAFONE'S OBLIGATIONS

4.1. Vodafone shall on and from the Access Date use all reasonable endeavours to maintain the Data Services 24 hours in every day on every day of the year but Vodafone shall not be liable (subject to Clause 16.3) for any failure to maintain the service in such manner whether this arises from a technical or other failure in the Vodafone Network or otherwise. Vodafone does not warrant that the Vodafone Network or any Public Network will be fault free or free of interruptions. Vodafone reserves the right from time to time to improve or alter the Vodafone Network as it deems appropriate provided such changes do not substantially change the nature of the Data Services. Further Vodafone reserves the right to suspend the operation of the Data Services for the purposes of remedial or preventative maintenance or improvement of the Vodafone Network provided that Vodafone shall use all reasonable endeavours to keep such suspension to a minimum.

4.2. If it deems appropriate Vodafone shall promote its value added network services provided that Vodafone hereby agrees not to promote or otherwise make reference in its published information to the services provided by the Customer without the written consent of the Customer which shall not be unreasonably withheld.

4.3. Subject to the Customer's performance of the obligations detailed in Clauses 4 and 7 and otherwise on the terms of this Agreement Vodafone shall on and from the Access Date commence the provision of the Data Services.

4.4. Vodafone shall be entitled to review and if it so desires vary from time to time any Code of Practice that it has issued and/or introduce new Codes of Practice and such varied or new Codes of Practice shall take effect four weeks after written notice to the Customer of such variation or new Codes of Practice.

4.5. Vodafone reserves the right but does not assume the obligation to inspect the Customer's records in relation to the Customer Services, and/or the Content of any Messages (or those of any Service User) to ascertain compliance with this Agreement or any Codes of Practice. In the event of any breach or purported breach of this Agreement or any Codes of Practice, Vodafone shall be entitled to permit any police or other authority to inspect the same. The Customer shall co-operate with this and shall Vodafone and its authorised representatives, on reasonable notice and request, such access to the Customer's records, equipment and premises as Vodafone shall reasonably require in order to audit the Customer's compliance with its obligations under this Agreement.

5. NEW SERVICES

5.1. The Customer may place orders with Vodafone for new Data Services as and when required by submitting a new Order Form and completing a new Service Description or written request to Vodafone, but the Customer shall be under no obligation to place any, or any particular level of, orders.

5.2. Vodafone may elect to accept the order but shall be under no obligation to do so. If Vodafone elects to accept such an order it shall do so by signing and returning the Order Form or otherwise accepting the request in writing.

5.3. For the purposes of this Clause 5 only, in writing shall include by email.

5.4. All orders for the Data Services placed by the Customer shall on acceptance by Vodafone (in accordance with Clause 5.2) be governed by the terms of this Agreement and any additional terms and conditions for that service which shall be set out in a new Schedule to this Agreement and accepted by the Customer on submission of the order for the Data Services by the Customer.

6. FINANCIAL PROVISIONS

6.1. The Customer shall pay to Vodafone the charges as required in the Schedules to this Agreement.

6.2. Vodafone shall pay to the Customer the revenue set out in the Schedules to this Agreement.

6.3. In the event that any Regulatory Contribution or Regulatory Fine is due from the Customer to a Regulatory Body, Vodafone shall be entitled to withhold or deduct a sum equal to such fine, charge or sum from any sums payable to the Customer under this Agreement and to pay the same to the relevant Regulatory Body or to keep such sum in the event that Vodafone has already paid the amount due by the Customer to the Regulatory Body.

6.4. Vodafone shall be entitled to review and if it so desires vary from time to time any of the Fixed Charges and/or the Service Revenue and/or introduce new charges and the varied or new charges shall take effect four weeks after written notice to the Customer of such variation or new charges. Vodafone shall also be entitled to vary the terms of this Agreement whenever it introduces new services.

6.5. If the Customer wishes to dispute any invoice it shall do so within 30 days of the date of receipt of such invoice failing which it shall be deemed to have accepted the correctness of such invoice.

6.6. Vodafone may at any time require the Customer to pay the Regulatory Contribution and the Regulatory Fines to Vodafone and Vodafone may from time to time revise the Regulatory Contribution and the Customer shall pay any such revised contribution. Vodafone may either require the Customer to pay the Regulatory Contribution and the Regulatory Fines from time to time within 30 days of invoice or may set off an amount equal to the Regulatory Contribution and the Regulatory Fines against the net Service Revenue payable to the Customer or any other sums or charges payable to the Customer. In the event that the Regulatory Contribution is to be revised to a level which exceeds 1% of Service Revenue, Vodafone shall give the

Customer not less than 28 days notice in advance and in such circumstances the Customer shall have the right to terminate this Agreement by giving at least 14 days notice in writing to Vodafone provided such notice is given by the Customer to Vodafone within 14 days of the date of the said notice from Vodafone.

6.7. Vodafone shall have the right to set off any amount due from the Customer to Vodafone or any Vodafone Group Company whether under this Agreement or any other agreement with Vodafone or any Vodafone Group Company against any monies due to the Customer from Vodafone or any Vodafone Group Company whether under this Agreement or any other agreement with Vodafone or any Vodafone Group Company.

6.8. If there is any failure by the Customer to pay on the due date for payment then Vodafone shall have the right to charge interest calculated on a daily basis at the rate of two (2) per cent per annum above the base rate of Barclays Bank Plc from time to time on all charges due but unpaid from the date the same fall due until the actual date of payment.

6.9. All charges and revenue payments set out or referred to in this Agreement are exclusive of Value Added Tax and any other relevant charge or levy from time to time, which shall (if applicable) be paid by the Customer at the applicable rate.

7. DEPOSIT

7.1. Vodafone may at any time during the currency of this Agreement require the Customer to pay a deposit of such amount as Vodafone thinks fit by way of security for the payment of any sums payable by the Customer to Vodafone or which may become payable or liable to be paid by the Customer or Vodafone. In addition, Vodafone may appropriate sums otherwise due to the Customer for the purposes of using the same as a deposit. Vodafone will be entitled to retain the deposit until the discharge of all liability of the Customer under this Agreement and may from time to time appropriate the deposit or any part of it in or towards payment of any sums due from the Customer to Vodafone or to a Regulatory Body.

7.2. Upon repayment of any part of the deposit and provided that such part has been retained for not less than one year Vodafone may in its absolute discretion add to such part of the deposit a sum by way of simple interest calculated at such annual rate as Vodafone may from time to time decide.

7.3. Vodafone may at any time require the Customer to enter into bank or other guarantees (or to provide some other form of financial security) which in the opinion of Vodafone is/are appropriate as security against Customer's non-compliance with or non observance of any of the provisions hereof (including failure to pay charges due). Refusal to provide such security or failure to provide such security within thirty (30) days (or such longer period as Vodafone may reasonably allow) of the date of Vodafone's request for the same shall be deemed to be a breach of this Agreement by the Customer

8. DATA PROTECTION

8.1. Words and phrases used in this Clause 8 shall have the meaning attributed to them in the Data Protection Act 1998.

8.2. The Customer shall comply with the provisions of the Data Protection Act 1998 and the Telecommunications (Data Protection and Privacy) Regulations 1999 (and any amendments or replacements thereof, including any legislation implementing Directive 97/66/EC) (the "Data Protection Legislation") in relation to the Customer's provision of the Customer Services and in particular but without limitation in its processing of personal data relating to Service Users.

8.3. Vodafone shall be entitled to collect any personal data about Service Users through or in connection with the provision or availability of the Services. The Customer shall make the Service User aware that Vodafone may collect such personal data and may use such personal data for data mining and similar purposes and in order to improve its services.

9. <u>VODAFONE'S RIGHTS</u>

Without prejudice to Vodafone's other rights under this Agreement, Vodafone shall have the right at any time at its sole option to:-

9.1. Require the immediate cessation in provision of any Customer Service or part thereof or other matter or thing which it may determine to have been or to be in breach of this Agreement and/or the Codes of Practice and it is hereby expressly agreed that any failure by the Customer to promptly comply with any request made by Vodafone pursuant to this Clause 9.1 shall constitute a material breach of this Agreement for the purposes of Clause 14.1.2.

9.2. Bar access to the Data Services and/or the Customer Number(s) or part thereof and/or cease to convey to the Vodafone Network or to any specified Service User any Customer Service or part thereof and/or withhold payments due (and if it has already made payments to the Customer in respect of the period commencing on the date that the breach or activity referred to below first occurred, Vodafone shall be entitled to deduct the equivalent amount from the payments due to the Customer or invoice the Customer for the same) to the Customer at any time if:

9.2.1. the Customer is or has been in breach or allegedly in breach or may be or have been in breach of any term of this Agreement and/or any Codes of Practice or is not or has not been providing a bona fide service to the Service Users; or

9.2.2. any person or the Customer is doing or suffering anything to be done or has done anything or suffered anything to be done which in Vodafone's opinion relates to the Vodafone Network and/or the Customer Services and which in Vodafone's opinion (a) is or was unlawful, (b) has brought brings or may bring Vodafone's value added network services into disrepute, (c) impairs or may impair the quality of the Services or any of them or (d) was or is or may be prejudicial to Vodafone's commercial interests.

Vodafone shall not be liable to the Customer for barring access to the Data Services or to any Customer Number(s) or Customer Service or any part thereof or for ceasing to convey any Message or for withholding payment in such circumstances. Vodafone's rights to bar access and/or to cease to convey any Customer Service or any part thereof and/or withhold payment pursuant to this Clause 9.2 may be exercised for such period as Vodafone

shall in its sole discretion see fit. If the period of such withholding, bar or cessation or any other barring, cessation, suspension or delay in providing the Data Services or conveying any Message by Vodafone pursuant to any of its rights under this Agreement exceeds 7 days then Vodafone shall have the right forthwith upon notice to the Customer to terminate this Agreement.

9.3. Temporarily suspend access to the Data Services, if at any time the number of Messages delivered to the Vodafone Network is such that they cause congestion in the Vodafone Network or disrupt other services or which are, in the opinion of Vodafone, excessive. In such circumstances Vodafone shall not be liable to the Customer for such suspension. Vodafone shall inform the Customer as soon as possible of any temporary suspension of access to the Vodafone Network.

9.4. In the event that in Vodafone's opinion the Customer has breached the terms of this Agreement, and as a consequence Vodafone has refunded payments to Service Users, Vodafone shall be entitled to invoice the Customer for such refunds and all costs incurred by Vodafone in investigating the breach and providing such refunds.

## 10. PROPRIETARY RIGHTS

10.1. This Agreement shall not operate as an assignment to Vodafone of any Intellectual Property Rights as may subsist in or be contained in or be reproduced in any Message or Customer Service and the Customer shall retain ownership of or other interest in any such Intellectual Property Rights to which the Customer may be entitled.

10.2. This Agreement shall not operate as an assignment to the Customer of any Intellectual Property Rights belonging to Vodafone and Vodafone shall retain ownership of or other interest in any such Intellectual Property Rights to which Vodafone may be entitled.

10.3. Nothing in this Agreement shall entitle either party to use the other party's name, logo or trademark in any way or any context whatsoever without the prior written consent of the other.

## 11. CONFIDENTIALITY

11.1. In respect of any Confidential Information disclosed, furnished or made accessible by either party (in this Clause, the "Disclosing Party") to the other party (in this Clause, the "Receiving Party"), the Receiving Party undertakes to the Disclosing Party:

11.1.1. to keep confidential all Confidential Information belonging to the Disclosing Party;

11.1.2. to keep Confidential Information belonging to the Disclosing Party in a safe and secure place using such reasonable technical and organisational security measures to prevent unauthorised access, destruction or loss and to treat Confidential Information belonging to the Disclosing Party with at least the same degree of care that it uses for its own confidential information;

11.1.3. not, without the prior written consent of the Disclosing Party, to disclose Confidential Information belonging to the Disclosing Party in whole or in part to any other person save those of its employees, agents and sub-contractors involved in performing its obligations under this Agreement and who need to know the Confidential Information in question; and

11.1.4. to use the Confidential Information belonging to the Disclosing Party solely in connection with performing its obligations under this Agreement and not for its own benefit or the benefit of any third party.

11.2. Each of Vodafone and the Customer hereby undertakes to the other to make all relevant employees, agents and sub-contractors aware of the confidential nature of the Confidential Information belonging to the Disclosing Party and the provisions of this Clause and, without limitation to this Clause, to take all such steps as shall from time to time be necessary to ensure compliance by its employees, agents and sub-contractors with the provisions of this Clause.

11.3. The provisions of the first and second sub-clauses of this Clause shall not apply to any information which:

11.3.1. is or becomes public knowledge other than by breach of this Clause;

11.3.2. is in the possession of the Receiving Party without restriction in relation to disclosure before the date of receipt from the Disclosing Party;

11.3.3. is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; or

11.3.4. is independently developed without access to any Confidential Information belonging to the Disclosing Party.

11.4. The provisions of the first and second sub-clauses of this Clause shall not apply so as to prevent disclosure of Confidential Information by the Receiving Party where and to the extent that such disclosure is required to be made:

11.4.1. by virtue of the regulations of the London Stock Exchange;

11.4.2. by any court or governmental or administrative authority competent to require the same; or

11.4.3. by any applicable law, legislation or regulation.

11.5. Nothing in this Clause shall be deemed or construed to prevent Vodafone from disclosing any Confidential Information obtained from the Customer to any Vodafone Group company in connection with this Agreement, provided that Vodafone shall ensure that the relevant Vodafone Group company observes confidentiality undertakings substantially the same as the terms contained in this Clause.

11.6. Nothing in this Clause shall prevent Vodafone from using data processing techniques, ideas and know-how gained during the performance of this Agreement in the furtherance of its normal business to the extent that this

does not derive from a disclosure of Confidential Information belonging to the Customer or an infringement by Vodafone of any Intellectual Property Rights.

12. CUSTOMER ACKNOWLEDGEMENT

The Customer acknowledges and agrees that conveyance of Messages may depend on factors beyond Vodafone's control including but not limited to factors affecting the operation of the Vodafone Network and the Public Networks. Vodafone is not obliged to provide services where such factors prevent it. For the avoidance of doubt, a Message shall be deemed to have been conveyed to the Service User where an acknowledgement signal has been received by Vodafone to that effect.

13. FORCE MAJEURE

Neither party shall be liable in respect of any breach of this Agreement (other than failure to make payment of charges when due) due to any cause beyond its reasonable control including but not limited to Act of God, inclement weather, flood, lightning or fire, industrial action, or lockouts, the act or omission of Government, any Regulatory Body or other competent authority, war, military operations, terrorist activities or riot, or congestion or non-operation of the Vodafone Network and the Public Networks or any of them. It is agreed that the Customer's inability to use the Data Services or convey Messages to any Service Users by reason of failure of any equipment or services not provided by Vodafone shall not relieve it from payment of Vodafone's charges.

14. DEFAULT

14.1. Either party shall have the right at any time forthwith to terminate this Agreement by giving notice to the other party if the other party:-

14.1.1. commits a breach of this Agreement and fails to remedy the breach within 21 days of receipt of a written notice to do so; or

14.1.2. commits a material breach of this Agreement; or

14.1.3. commits any act of bankruptcy; or

14.1.4. compounds with any one or more of its creditors or suffers a petition for winding up (otherwise than for reconstruction or amalgamation) or the appointment of a receiver or administrative receiver over all or any part of its assets;

14.1.5. submits a proposal by its directors for a voluntary arrangement under Part I, Insolvency Act 1986; or

14.1.6. is unable to pay or suspends payment of its debts as they fall due or is deemed unable to pay its debts within the meaning of Section 123, Insolvency Act 1986.

14.2. Where Vodafone grants access to the Vodafone Network or provides services to the Customer and/or conveys Messages to Service Users and any of the conditions set out in Clause 3 have not been satisfied Vodafone shall have the right, at any time and from time to time, to require the Customer to fulfil each such condition to Vodafone's satisfaction and failure by the Customer to do so within 48 hours shall be considered a material breach of this Agreement

for the purposes of Clause 14.1.2 and the Customer hereby expressly agrees that Vodafone's rights shall be unaffected by the provision of any such services by Vodafone prior to the date of such request.

15. TERMINATION

15.1. Vodafone shall (notwithstanding anything to the contrary in this Agreement) have the right at any time to terminate this Agreement upon 14 days' written notice to the Customer without incurring any liability to the Customer.

15.2. This Agreement may be terminated at any time by either party if that party is disabled from performing its obligations hereunder by reason of force majeure for any continuous period in excess of 60 days.

15.3. Vodafone shall be entitled at any time and with immediate effect to suspend access to the Vodafone Network, the Customer Number(s), the Customer Service and/or cease to convey Messages and/or terminate this Agreement in all cases without liability in the event that any licences or any other permission or authorisation necessary for the operation of the Data Services or for interconnection with the Vodafone Network or for the provision to the Customer and/or to Service Users of access to the Vodafone Network and/or to any Messages is revoked or in the event that this Agreement or anything contemplated hereunder is alleged or determined to be in contravention of any such licences, permissions or authorisations or of any relevant legislation or of the rights of any third party or is or becomes or is alleged to be or have become otherwise unauthorised in any way and Vodafone makes no warranty or representation that the provision to the Customer and/or to Service Users of access to the Vodafone Network or the provision of the Data Services in whole or in part, is permitted under such licence, permission, authorisation or legislation.

15.4. Termination of this Agreement shall be without prejudice to any rights that either party may have against the other under the terms of this Agreement which have accrued up to the date of termination.

15.5. On the termination of this Agreement the Customer shall immediately cease to send any Messages.

15.6. On termination of this Agreement (howsoever caused) those provisions of this Agreement capable of surviving termination (including but not limited to Clauses 7 and 12 hereof) shall continue in full force and effect.

16. LIMITATION OF LIABILITY

16.1. Subject to Clause 16.3 below and notwithstanding any other provision of this Agreement or rule of law or statutory provision Vodafone shall not be liable for any:

16.1.1. loss of profits, loss of revenue, loss of business or loss of contracts whether foreseeable or not; or

16.1.2. consequential, indirect or economic loss

and whether sustained by the Customer or any other person.

16.2. Where access to the Data Services has been continuously unavailable to the Customer or any Service User, as the case may be, for a continuous period of more than 7 days and not as a result of (i) the negligence of the Customer or (ii) any event beyond the reasonable control of Vodafone or (iii) failure of the Customer to comply with the terms of this Agreement then the Customer may apply to Vodafone for a rebate of the Facility Charge and Vodafone shall allow the Customer such rebate as is appropriate to the loss of such access. Except as provided in this Clause 16.2 and subject to Clause 16.3 Vodafone shall have no liability for any loss, damage or injury whatsoever and whether arising out of any failure, suspension or delay to provide access to the Data Services or otherwise.

16.3. Notwithstanding anything else in this Agreement to the contrary, Vodafone does not exclude any liability for (i) death or personal injury attributable to the negligence of Vodafone, its employees or agents or (ii) direct physical damage caused to the Customer's property and attributable to the negligence of Vodafone its servants or agents.

16.4. Neither party shall be liable to the other in respect of any breach of this Agreement caused by revocation or alteration of any licence, permission or authorisation governing the operation of the Data Services, the Vodafone Network or any other Public Network or the provision of any Message from time to time.

16.5. Subject to Clause 16.3, Vodafone's liability to the Customer under this Agreement for any event or series of events arising in any twelve month period commencing on the Commencement Date shall be limited to the charges paid by the Customer together with the Service Revenue paid to the Customer during the preceding twelve month period multiplied by 1.5.

16.6. Except as specified in or under these terms and conditions all warranties, terms and conditions are excluded to the fullest extent permitted by law.

17. SERVICE OF NOTICE

17.1. Any notice to be served on either of the parties by the other under this Agreement shall be in writing and delivered by hand or by pre-paid first-class post to the addressee at the registered address set out at the beginning of this Agreement (or such other address as the addressee shall have for the time being notified in writing as the correct address to service notice to the party giving notice).

17.2. Any notice given under Clause 17.1 shall be deemed to have been received:

17.2.1. on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery; or

17.2.2. on the second business day from and including the day of posting in the case of pre-paid first class post.

17.3. In this Clause 17, business day shall mean any day other than a Saturday, Sunday or a public holiday in the United Kingdom.

18. SEVERABILITY

This Agreement is severable in that if any provision is determined to be illegal or unenforceable by any court of competent jurisdiction such provision shall be deemed to have been deleted without affecting the remaining provisions of this Agreement.

19. WAIVER

Failure or delay by a party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

20. AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

21. ENTIRE AGREEMENT

21.1. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties relating to the subject matter of this Agreement other than in the case of fraud.

21.2. The parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement and that all terms which would otherwise be implied into this Agreement by law, including without limitation as to skill and care or time for performance, are hereby excluded.

21.3. The parties irrevocably and unconditionally waive any rights and/or remedies they may have to the fullest extent permitted by law (including without limitation the right to claim damages and/or to rescind this Agreement) in respect of any misrepresentation other than a misrepresentation which is contained in this Agreement or a misrepresentation which was made fraudulently.

21.4. Nothing in this Agreement shall operate to:

21.4.1. exclude any provision implied into this Agreement by English law and which may not be excluded by English law; or

21.4.2. limit or exclude any liability, right or remedy to a greater extent than is permissible under English law.

21.5. No change shall be made to this Agreement except in writing in the English language signed by the duly authorised representatives or directors of all parties.

22. ASSIGNMENT/SUB-CONTRACTING

Neither party may assign, transfer or sub-contract this Agreement in whole or in part without the prior written consent of the other party save that Vodafone may assign, novate, sub-contract or otherwise dispose of or deal with any or all of its rights and/or obligations under this Agreement to any member of the Vodafone Group or to any person purchasing substantially the whole of the business to which Vodafone's obligations under this Agreement relate. Any breach of this Clause by the Customer shall constitute a material breach for the purposes of Clause 14.1.2. Without prejudice to the foregoing and notwithstanding any assignment, transfer, sub-letting or sub-contracting, the Customer shall continue to be liable and responsible to perform the obligations of the Customer hereunder and Vodafone's rights shall remain unaffected.

23. <u>VARIATION</u>

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

24. <u>CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999</u>

This Agreement is made solely and specifically between the parties hereto for the benefit of the parties and each company within a party's group, and is not intended to be for the benefit of or enforceable by any other person, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, and neither party can declare itself a trustee of the rights under this Agreement for the benefit of any such person.

25. <u>COUNTERPARTS</u>

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

26. <u>LAW</u>

This Agreement and the performance of all obligations hereunder shall be governed according to English Law and the parties hereto hereby submit to the exclusive jurisdiction of the English Courts.

**AGREED** by the Parties through their authorised signatories.

Signed by ..................................

for and on behalf of

**Vodafone Limited**

Name: R. HURRING

Title: HEAD OF SALES.

Date: 21st JULY 04.

Signed by ..................................

for and on behalf of **Tele-Publishing UK Limited**

Name: CAROL HARRICHAND

Title: OPERATIONS DIRECTOR

Date: 29TH JUNE 2004